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Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

        We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 14, 2002 relating to the financial statements and financial statement schedule, which appears in A.D.A.M., Inc.'s Annual Report on Form 10-K for the year ended December 31, 2001. We also consent to the incorporation by reference of our report dated January 18, 2002 relating to the financial statements of Integrative Medicine Communications, Inc. as of November 30, 2001 and December 31, 2000 and for the period ended November 30, 2001 and the year ended December 31, 2000, which appears in the Current Report on Form 8-K/A dated February 19, 2002. We also consent to the references to us under the heading "Experts" in such Registration Statement.

/s/  PricewaterhouseCoopers LLP

Atlanta, Georgia
May 17, 2002

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CONSENT OF INDEPENDENT AUDITORS